EXHIBIT 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Net Income of

$1,181,726, or $0.06 per Diluted Share for the Quarter Ended July 3, 2016 vs

$958,940, or $0.05 per Diluted Share for the Quarter Ended July 5, 2015

Financial Highlights Second Quarter Ended July 3, 2016:

*Net Sales increase 6.2%

*Gross Margin increases 13.7% to a record 24.4%

*Operating Income increases 15.4%

Sarasota, Florida, August 4, 2016, Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR or the “Company”) today reported its financial results for the quarter ended July 3, 2016 compared to the quarter ended July 5, 2015.

Net Sales

Net Sales reached $27,333,869 for the current quarterly period, an increase of 6.2% versus the $25,746,054 recorded in the comparable period of last year. Excluding a negative currency impact of $317,000, Net Sales increased 7.4% for the current quarterly period.

Global automotive sales were especially strong with significant gains being recorded from both the U.S. and European operations. “We are obviously pleased with the gains in overall sales this quarter, as anticipated previously rewarded platforms from major U.S. and European OEM’s have moved into production. Further, we improved in Gross Profit Margins and Operating Income Margins, which is strong evidence that our continuous improvement, cost containment and productivity investment programs are producing favorable results,” said Howard Curd, Chairman.

The Company’s automotive sales increased $2,283,247, or 13.7% as recently awarded platforms have moved to production while the industrial and consumer products declined approximately $695,432, or 7.7%, as seating applications for major industrial OEM’s were impacted by a slow global economic recovery.

Net sales for the six months ended July 3, 2016 were $52,301,464 compared to $53,260,989 for the prior year period, a decline of 1.8%. Excluding a negative currency impact of $792,000, Net Sales would have been $53,093,464, a decline of 0.3%. The fact that the prior year was a 27-week period compared to 26 weeks for the current period contributed approximately $500,000 to the difference. Growth in second quarter sales all but eliminated the negative sales comparison reported in the first quarter results.

Net Income Available to Common Shareholders

Net Income Available to Common Shareholders improved sharply in the current quarterly period to $1,181,726, an increase of 23.2% versus the $958,940 recorded in the comparable period of last year. The increase in Net Income Available to Common Shareholders was primarily due to increased revenue and the significant improvement in Gross Profit Margins.

Gross Profit Margins for the three months ended July 3, 2016 reached 24.4%, which represents the highest margins recorded by the Company in recent history. Global integration, cost containment and continuous improvement programs, along with favorable raw material prices added to the margin improvements.

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Operating Income for the three months ended July 3, 2016 increased to $2,614,414 versus the $2,265,077, or 15.4%, in the prior year’s quarter. Operating Income was bolstered by the improvements in Gross Margin. This improvement offsets increases in Operating Expenses for the period which were up $453,862 versus the comparable period in the prior year, due to an increase in professional services, increased Research and Development costs related to new automotive platforms and the costs associated with the implementation of a stock-based compensation plan.

Net Income Available to Common Shareholders for the six months ended July 3, 2016 was $1,615,829 compared to $1,676,492 for the prior year period. The improved Gross Profit Margins eliminated the negative impact of the reduction in Net Sales.

Gross Profit for the six months ended July 3, 2016 was $12,385,614, or 23.7% of Net Sales, compared to $11,211,018 or 21.0% of Net Sales for the prior year period. The increase of $1,174,596 was a 10.5% increase over the prior year. The global integration programs and favorable raw material prices in addition to product rationalization strategies also contributed to the improvements for the six-month period.

Operating Income for the six months ended July 3, 2016 was $4,487,868, an increase of $477,260, or 11.9%, over the prior period amount of $4,010,608, principally from the improved Gross Profit Margins.

For further details, see the Consolidated Statements of Operations in the Company’s Form-10Q filed on August 4, 2016. The Company will have comments on the quarter in an earning conference call on August 5, 2016 at 9:00 am (EDT). Persons wishing to access the conference call may do so by dialing 888-554-1417 (U.S.) and 719-325-2291 (International), and using the ID #8061443. Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/index.php?id=120679) in the investor relations section. A replay of the conference call will be available beginning Friday, August 5, 2016 through November 5, 2016 by calling 877-870-5176 (US) or 858-384-5517 (International) and Pin #8061443.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2015 was derived 65% from the automotive industry and approximately 35% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brand names include Naugahyde®, BeautyGard®, Flameblocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend, “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

	July 3, 2016	January 3, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,469,603	$1,910,112
Accounts receivable, net	15,960,507	14,209,056
Inventories, net	18,184,287	17,527,728
Other current assets	2,239,099	2,891,007
Related party receivable	72,220	23,298
Total Current Assets	37,925,716	36,561,201

PROPERTY AND EQUIPMENT, NET	13,673,470	14,003,276

OTHER ASSETS
Intangible assets	3,290,435	3,534,936
Goodwill	1,079,175	1,079,175
Other long-term assets	3,352,230	3,095,414
Total Other Assets	7,721,840	7,709,525

TOTAL ASSETS	$59,321,026	$58,274,002

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Checks issued in excess of bank balance	$659,422	$322,307
Line of credit	17,051,351	16,577,279
Current maturities of long-term debt	739,479	639,018
Current maturities of capital lease obligations	413,433	489,978
Accounts payable	8,583,822	7,592,510
Accrued expenses	4,255,277	3,941,296
Related party obligation	369,311	276,880
Current portion of postretirement benefit liability - health and life	136,725	136,725
Total Current Liabilities	32,208,820	29,975,993

LONG-TERM LIABILITIES
Long-term debt, less current portion	2,107,035	2,134,243
Capital lease obligations, less current portion	1,109,857	1,469,317
Related party lease financing obligations	2,164,345	2,164,682
Long-term debt to related parties	3,010,664	4,449,243
Postretirement benefit liability - health and life, less current portion	2,839,102	2,836,638
Other long-term liabilities	928,903	975,781
Total Long-Term Liabilities	12,159,906	14,029,904
Total Liabilities	44,368,726	44,005,897

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STOCKHOLDERS’ EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Engineered Products Acquisition Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,837,916 and 18,890,909 shares issued and outstanding as of July 3, 2016 and January 3, 2016, respectively	18,839	18,892
Additional paid-in capital	34,813,855	34,823,886
Accumulated deficit	(20,058,649)	(21,674,478)
Accumulated other comprehensive income	(902,570)	18,980
Total Stockholders’ Equity	14,952,300	14,268,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$59,321,026	$58,274,002

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months Ended		Six Months Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015

NET SALES	$27,333,869	$25,746,054	$52,301,464	$53,260,989

COST OF GOODS SOLD	20,674,715	19,890,099	39,915,850	42,049,971

Gross Profit	6,659,154	5,855,955	12,385,614	11,211,018

OPERATING EXPENSES:
Selling	1,390,339	1,469,369	2,772,982	2,797,295
General and administrative	2,179,088	1,702,545	4,220,922	3,658,321
Research and development	475,313	418,964	903,842	744,794
OPERATING EXPENSES	4,044,740	3,590,878	7,897,746	7,200,410

Operating Income	2,614,414	2,265,077	4,487,868	4,010,608

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(421,225)	(405,349)	(838,413)	(792,766)
Other income (expense)	(88,564)	5,343	(262,060)	172,704
Net Other Expense	(509,789)	(400,006)	(1,100,473)	(620,062)

INCOME BEFORE TAX PROVISION	2,104,625	1,865,071	3,387,395	3,390,546

TAX PROVISION	198,134	209,362	327,900	324,180

NET INCOME	1,906,491	1,655,709	3,059,495	3,066,366

Preferred stock dividend	(724,765)	(696,769)	(1,443,666)	(1,389,874)

NET INCOME AVAILABLE TO
COMMON SHAREHOLDERS	$1,181,726	$958,940	$1,615,829	$1,676,492

EARNINGS PER COMMON SHARE:
Basic	$0.06	$0.07	$0.09	$0.12
Diluted	$0.06	$0.05	$0.09	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,838,608	14,351,797	18,851,014	14,351,684
Diluted	18,893,949	19,108,630	18,906,355	19,108,517

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Uniroyal Global Engineered Products, Inc. Corporate Contact:

Elizabeth Henson, 941-870-3950

LHenson@UniroyalGlobal.com

or

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

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